SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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McCORMICK & COMPANY, INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 28, 2007

     The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland at 10:00 a.m. on March 28, 2007, for the purpose of considering and acting upon:

(1)	the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	the approval of the 2007 Employees Stock Purchase Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors subject to the approval of the stockholders;

(3)	the ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of McCormick to serve for the 2007 fiscal year; and

(4)	any other matters that may properly come before such meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 29, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in this Meeting.

     IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED EITHER BY SUBMITTING A LATER DATED PROXY CARD OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

February 16, 2007	Robert W. Skelton
Secretary

PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement is furnished on or about February 16, 2007 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time before it is voted either by submitting a later dated proxy card or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and regular employees of McCormick may solicit proxies by telephone, electronic mail or personal interview. We also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

     At the close of business on December 29, 2006, there were 13,456,906 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by our Charter on beneficial owners of ten percent or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on December 29, 2006 will be entitled to vote at the meeting or any adjournments thereof.

     References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting.

PRINCIPAL STOCKHOLDERS

     On December 29, 2006, the assets of The McCormick 401(k) Retirement Plan (the “Plan”) included 3,303,271 shares of Common Stock, which represented 24.5% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in our Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant’s Plan account. The Plan’s Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. Membership on the Investment Committee for fiscal year 2006 consists of two directors, Francis A. Contino and Karen D. Weatherholtz, and McCormick’s Vice President & Controller, Kenneth A. Kelly, Jr., McCormick’s Vice President — Finance & Treasurer, Paul C. Beard, and McCormick’s Senior Vice President, General Counsel & Secretary, Robert W. Skelton.

     Harry K. Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 1,043,246 shares of Common Stock as of December 29, 2006, representing 7.8% of the outstanding shares of Common Stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     McCormick has adopted Corporate Governance Guidelines, which are available on its website at www.mccormick.com under “Our Company — Investors” and then “Governance Guidelines.” The Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board committees. The Corporate Governance Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, and any changes deemed desirable or necessary by the Committee are submitted to the Board for approval.

Independence of Directors

     McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s Listing Standards contain guidelines for determining whether a director should be considered independent which have been incorporated in McCormick’s Corporate Governance Guidelines. These guidelines are used by the Board in making determinations regarding independence. The Board has determined that the following directors are independent: Barry H. Beracha, John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Michael D. Mangan, Margaret M.V. Preston, George A. Roche and William E. Stevens.

     In connection with these determinations, the Board of Directors noted that John P. Bilbrey is an executive officer of The Hershey Company. A commercial relationship exists between McCormick and The Hershey Company; however, the Board of Directors has determined that the commercial relationship is not material. The Board of Directors, in reaching its determination, considered the fact (1) that the payments made to McCormick by The Hershey Company are substantially less than two percent of the consolidated gross revenues of The Hershey Company; (2) that Mr. Bilbrey does not participate in the negotiation of the commercial transactions on behalf of The Hershey Company nor has he been involved in the execution of the commercial transactions since their inception; and (3) that the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For these reasons, the Board has concluded that the transactions between McCormick and The Hershey Company do not constitute a material relationship.

Process for Nominating Potential Director Candidates

     The Nominating/Corporate Governance Committee of McCormick’s Board of Directors is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. In evaluating potential candidates, the Committee considers the qualifications listed in McCormick’s Corporate Governance Guidelines. From time to time, the Committee retains search firms to assist with the selection process. The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle
Sparks, Maryland 21152

     In addition, the Committee reviews, evaluates and makes recommendations to the full Board regarding committee structure and membership. In connection with those duties the Committee and the Board determine whether at least one member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules. During fiscal 2006, membership on the Audit Committee consisted of Messrs. Brady and Fitzpatrick and Ms. Preston. On January 1, 2007, Mr. Mangan succeeded Ms. Preston as a member of the Committee. The Nominating/Corporate Governance Committee and the Board have concluded that all members of the Audit Committee satisfy the “independence” requirements and that all members also qualify as “audit committee financial experts.”

Code of Conduct

     McCormick’s business is conducted by its employees under the leadership of its Chief Executive Officer and under the oversight and direction of its Board of Directors for purposes of enhancing the long-term value of McCormick for its stockholders. Both management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy, which was first adopted by the Board more than twenty years ago, and which is reviewed annually by management and the Audit Committee of the Board and amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the supervision of the Chief Executive Officer and the Audit Committee. McCormick’s Business Ethics Policy is available on its website at www.mccormick.com under “Our Company — Investors” and then “Business Ethics Policy.”

     The Audit Committee has established procedures for employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of McCormick’s Business Ethics Policy, or concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports may be made to a confidential “hotline” service, which may be accessed by telephone and e-mail.

Executive Session

     Pursuant to McCormick’s Corporate Governance Guidelines, the independent directors of the Board meet in regularly scheduled sessions without the presence of management. The chair of the executive session rotates among the chairs of the Board Committees.

Communications with the Board of Directors

     Stockholders and other interested parties may communicate with one or more members of McCormick’s Board by writing to the Board, or a specific director at:

Board of Directors (or specific director)
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle
Sparks, Maryland 21152

PROPOSAL ONE
ELECTION OF DIRECTORS

     During 2006, Mr. Barry H. Beracha and Ms. Karen D. Weatherholtz announced their retirements from the Board of Directors. Mr. Beracha has served as a director since 1998 and Ms. Weatherholtz has served since 1992. We are grateful for their dedicated service to McCormick, its employees and stockholders.

     Mr. Michael D. Mangan joined the Board of Directors on January 1, 2007 and Mr. George A. Roche joined the Board of Directors on February 1, 2007. Messrs. Mangan and Roche have not previously stood for election to the Board at any Annual Meeting of Stockholders. The Nominating/Corporate Governance Committee has retained a third-party search firm to assist the Committee with the identification of potential new Board members. In addition to the search firm’s own search activities, they solicit suggestions from the current Board members regarding candidates for the Committee’s consideration. Mr. Roche was identified and recommended to the Committee by a current non-executive director. Mr. Mangan was identified and recommended to the Committee by the search firm.

      The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event one of the nominees is unable to serve on the Board of Directors or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board of Directors may elect to reduce the size of the Board of Directors.

     The following table shows, as of December 29, 2006, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than one percent of either class of McCormick common stock.

     Required Vote of Stockholders. The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock of McCormick present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

     The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

				Amount and Nature* of Beneficial Ownership

Name	Age	Principal Occupation & Business Experience	Year First Elected Director	Common		Common Non-Voting

John P. Bilbrey	50	Senior Vice President of The Hershey Company and President of Hershey International (2003 to present); Executive Vice President, Sales of Mission Foods (2003); President and Chief Executive Officer, Group Danone, Danone Waters of North America (2001 to 2002)	2005	2,647		250

James T. Brady	66	Managing Director – Mid-Atlantic, Ballantrae International, Ltd. (1999 to present)	1998	9,811		8,659

Francis A. Contino	61	Executive Vice President, Chief Financial Officer (1998 to present) & Strategic Planning (2004 to present) & Supply Chain (2002 to 2004)	1998	431,891 (2.7%	(1) )	138,974	(1)

				Amount and Nature* of Beneficial Ownership

Name	Age	Principal Occupation & Business Experience	Year First Elected Director	Common		Common Non-Voting

J. Michael Fitzpatrick	60	Retired executive (January 2005); President & Chief Operating Officer, Rohm and Haas Company (1999 to 2005)	2001	19,927		8,375

Freeman A. Hrabowski, III	56	President, University of Maryland Baltimore County (1992 to present)	1997	26,038		18,795

Robert J. Lawless	60	Chairman of the Board (1999 to present); President (1996 to 2006); Chief Executive Officer (1997 to present)	1994	1,483,697 (9.2	(2) %)	414,625

Michael D. Mangan	50	Senior Vice President, Chief Financial Officer, The Black & Decker Corporation (2000 to present)	2007	0		0

Margaret M.V. Preston	49	Market Executive, The Private Bank of America, Banc of America Investment Services, Inc. (2006 to present); Executive Vice President, Mercantile Safe Deposit & Trust Company (2002 to 2006); Chief Financial Officer, Deutsche Banc Global Private Bank (2001-2002); Managing Director, Deutsche Banc Alex. Brown, Inc. (1990 to 2002)	2003	9,299		3,375

George A. Roche	65	Retired executive (January 2007); Chairman and President, T. Rowe Price Group, Inc. (1997 to 2006)	2007	0		0

William E. Stevens	64	Chairman, BBI Group (2000 to present)	1988	28,595		34,775

Directors and Executive Officers as a Group				3,466,792
(18 persons)				(21.4%	)	1,104,682
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(1)

Includes 15,397 shares of Common Stock and 52 shares of Common Stock Non-Voting held in a charitable trust for the Contino Family Foundation, and 27,137 shares of Common Stock held by the Contino Family Irrevocable Trust. Mr. Contino serves as a trustee of both trusts. Mr. Contino disclaims beneficial ownership of such shares.

(2)

Includes 80,342 shares of Common Stock held in a charitable trust for the Lawless Family Foundation. Mr. Lawless serves as trustee of the trust. Mr. Lawless disclaims beneficial ownership of such shares.

*

Includes shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or  executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units: Mr. Bilbrey — 750 shares of Common Stock, 250 shares of Common Stock Non-Voting; Mr. Brady — 4,500 shares of Common Stock, 4,000 shares of Common Stock Non-Voting; Mr. Contino — 349,976 shares of Common Stock, 138,160 shares of Common Stock Non-Voting; Dr. Fitzpatrick — 8,875 shares of Common Stock, 8,375 shares of Common Stock Non-Voting; Dr. Hrabowski — 16,875 shares of Common Stock, 16,375 shares of Common Stock Non-Voting; Mr. Lawless — 1,099,848 shares of Common Stock, 366,618 shares of Common Stock Non-Voting; Ms. Preston — 3,875 shares of Common Stock, 3,375 shares of Common Stock Non-Voting; Mr. Stevens — 8,875 shares of Common Stock, 8,375 shares of Common Stock Non-Voting; and directors and executive officers as a group — 2,713,427 shares of Common Stock, 946,397 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Contino — 26,556 shares of Common Stock; Mr. Lawless — 17,209 shares of Common Stock; and executive officers as a group — 88,537 shares of Common Stock. Further includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey — 1,322 shares of Common Stock; Dr. Fitzpatrick — 8,410 shares of Common Stock; Dr. Hrabowski — 4,212 shares of Common Stock; Mr. Lawless — 52,191 shares of Common Stock; and Ms. Preston — 3,805 shares of Common Stock.

     Lawrence E. Kurzius (49), President — Europe, Middle East & Africa, Mark T. Timbie (52), President — North American Consumer Foods and Alan D. Wilson (49), President & Chief Operating Officer who are among the named executive officers in the Summary Compensation Table own the following number of shares as of December 29, 2006: Mr. Kurzius owns 72,894 shares of Common Stock (of which 61,644 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units) and 24,299 shares of Common Stock Non-Voting (of which 20,549 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units); Mr. Timbie owns 200,374 (1.2%) shares of Common Stock (of which 167,705 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units) and 68,205 shares of Common Stock Non-Voting (of which 55,903 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units). Mr. Wilson owns 250,197 (1.5%) shares of Common Stock (of which 226,215 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units), 877 shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan and 79,686 shares of Common Stock Non-Voting (of which 75,405 shares could be acquired within 60 days of December 29, 2006 pursuant to the exercise of stock options and/or the vesting of restricted stock units).

     From time to time, McCormick purchases shares of Common Stock and Common Stock Non-Voting from employees and others under its share repurchase program. During fiscal 2006, a number of employees sold shares to McCormick under this program, including two employee directors. On October 4, 2006, Mr. Contino sold 12,115 shares of Common Stock to McCormick. In addition, Ms. Weatherholtz, sold 7,288 shares of Common Stock and 2,231 shares of Common Stock Non-Voting to McCormick on October 10, 2006.

Board Committees

     The Board of Directors has appointed the following Board Committees:

Audit Committee. This Committee assists the Board of Directors in fulfilling its oversight responsibility relating to: (1) the integrity of McCormick’s financial statements, the financial reporting process, and internal controls over financial reporting; (2) the performance of McCormick’s internal audit function; (3) the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence; (4) compliance with McCormick’s ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and (5) the evaluation of enterprise risk issues. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Audit Committee held eleven meetings during the past fiscal year. The Charter of the Audit Committee is available on

McCormick’s website at www.mccormick.com under “Our Company — Investors” and then “Board Committee Charters.” The Board of Directors has determined that all members of the Committee satisfy the independence requirements of the NYSE’s Listing Standards and rules adopted by the SEC. Except for Mr. Brady, no member of the Audit Committee serves on the Audit Committee of more than three public companies. Mr. Brady, who is Chairman of the Audit Committee, currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Mr. Brady to effectively serve on McCormick’s Audit Committee. The Board of Directors has also determined that all members also qualify as “audit committee financial experts” under SEC rules. During fiscal 2006, membership on the Committee consisted of Mr. Brady, who served as Chairman, Ms. Preston and Dr. Fitzpatrick. On January 1, 2007, Mr. Mangan succeeded Ms. Preston as a member of the Committee.

Compensation Committee. The Committee is responsible for the establishment, implementation and periodic review and evaluation of an executive compensation program for the Chief Executive Officer and other executive officers which is designed to be competitive with other programs adopted by comparable companies and to achieve the following objectives: (1) to attract, retain and motivate highly talented employees; (2) to align employees’ interests with the interests of the Company’s stockholders; and (3) to provide an incentive to employees to cause the Company to achieve financial goals and strategic objectives intended to increase shareholder value. The Committee is also responsible for assisting the Company with succession planning for the CEO and key executive officers and for preparing an annual Report on Executive Compensation which appears under that same title in this Proxy Statement. In addition, the Committee is responsible for reviewing and evaluating the amount, nature and structure of the compensation paid to non-employee members of the Board of Directors for their service as members and for recommending such changes as it may deem appropriate to the Board. The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Compensation Committee is available on McCormick’s website at www.mccormick.com under “Our Company — Investors” and then “Board Committee Charters.” All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards. During fiscal 2006, membership on the Committee consisted of Mr. Beracha, who served as Chairman, Mr. Stevens and Mr. Bilbrey. On January 1, 2007, Mr. Stevens succeeded Mr. Beracha as Chairman of the Committee. On February 1, 2007, Mr. Roche joined the Committee as a member. The Compensation Committee held six meetings during the past fiscal year.

Nominating/Corporate Governance Committee. This Committee assists the Board by developing and implementing corporate governance guidelines, by identifying and recommending qualified individuals to serve as members of the Board, by evaluating and recommending the size and composition of the Board and its Committees, and by monitoring a process to assess the effectiveness of the Board and its Committees. The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s website at www.mccormick.com under “Our Company — Investors” and then “Board Committee Charters.” All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards. During fiscal 2006, membership of the Committee consisted of Dr. Hrabowski, who served as Chairman, and Dr. Fitzpatrick. On January 1, 2007, Ms. Preston joined the Committee as a member. The Committee held eight meetings during the past fiscal year.

Attendance at Meetings

     During the past fiscal year, there were seven meetings of the Board of Directors. All of the Directors attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which they served.

     Each year the Annual Meeting of Stockholders is held on the same day as the Annual Meeting of the Board of Directors. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members usually attend both the Annual Meeting of Stockholders and the Annual Meeting of the Board of Directors. Last year, all directors attended the Annual Meeting of Stockholders and the Annual Meeting of the Board of Directors.

Other Directorships

     Certain individuals nominated for election to the Board of Directors hold directorships in other public companies. Mr. Brady is a director of Constellation Energy Group, Inc., T. Rowe Price Group, Inc. and Nexcen Brands, Inc. (formally Aether Holdings, Inc.). Mr. Contino is a director of Mettler-Toledo International Inc. Dr. Hrabowski is a director of Constellation Energy Group, Inc. and Mercantile Bankshares Corporation. Mr. Lawless is a director of The Baltimore Life Insurance Company and Constellation Energy Group, Inc. Mr. Stevens is a director of MEMC Electronic Materials, Inc.

     COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     McCormick’s compensation program is designed (1) to attract, retain and motivate highly talented employees; (2) to align employees’ interests with the interests of the Company’s stockholders; and (3) to provide incentives to employees to cause the Company to achieve financial goals and strategic objectives intended to increase shareholder value. The structure and benefits of the compensation program must be competitive with other programs for similarly placed employees of food and other consumer goods manufacturing companies of a size similar to McCormick. Independent compensation consultants are retained for advice and guidance in assessing whether McCormick’s compensation program is competitive. In 2006, Hewitt & Associates was retained to conduct a study and, based on the study, concluded that McCormick’s executive compensation is generally competitive. During 2006, the Compensation Committee met twice with the compensation consultant in executive session.

Salaries

     Salaries of senior management employees are reviewed, and where appropriate, adjusted annually. Salary ranges are established for each senior management position based on the marketplace median for that position and a salary is assigned to the manager within that range based on individual performance, prior experience and contribution to the financial goals and strategic objectives of McCormick. Salaries for Chief Executive Officer, and all other executive officers, including the five highest paid executive officers, are reviewed and approved by the Compensation Committee.

Incentive Awards

     Annual bonuses are paid to senior management employees pursuant to a formula. A limited number of corporate executives are paid a bonus based upon the achievement of specified levels of earnings growth. Other corporate executives and general managers of subsidiaries and divisions are paid a bonus based on the achievement of specified operating profit targets as well as earnings growth targets. If the targeted performance is achieved, a bonus is paid in an amount equal to either a percentage of salary or a percentage of the midpoint of the salary range for the employee’s position. If performance exceeds targeted levels, bonuses may be paid up to twice that amount. If minimum targets are not achieved, no bonus is paid. Annual bonuses for the Chief Executive Officer and all other executive officers, including the five highest paid executive officers, are reviewed and approved by the Compensation Committee.

     McCormick also has a mid-term incentive program which has been approved by McCormick’s stockholders. Benefits under this program are paid upon the achievement of established targets for sales growth and total shareholder return over a period of three years. The targets are established prior to the commencement of each three-year cycle. We believe that this program plays an important role in aligning the compensation of executives with the key financial goals that drive McCormick’s success and create shareholder value. Participation in the program is limited to those few executives who are in positions which have a significant impact on the achievement of the goals and who must provide the long-term strategic leadership necessary to accomplish the goals. The mid-term incentive program is administered by the Compensation Committee.

     McCormick has regularly granted stock options to its key management employees since the mid-1960’s. Beginning in 2006, a new program was adopted under the 2004 Long-Term Incentive Plan, which was also approved by stockholders, in response to emerging best practices in the competitive marketplace. This program, which is comprised of stock options and restricted stock units, replaced the traditional stock option program. Under the new program, options are granted to a limited number of senior executives for a lesser number of shares than would have been granted under the former stock option program. Restricted stock units are also granted to these senior executives in addition to the stock options. Other key management employees who would have received a stock option under the former stock option program now receive grants of restricted stock units in lieu of stock options. Stock options and restricted stock units are granted annually to key management employees as soon as practicable following the release of earnings for McCormick’s prior fiscal year. The Company believes that stock options provide the most direct and effective opportunity for alignment of the interests of employees with the interests of stockholders. Restricted stock units provide continuity and security against the usual volatilities of performance cycles. Options are granted for a term of ten years at a price equal to the closing price of McCormick shares on the date of grant. Options are granted subject to a four year vesting schedule and restricted stock units are granted subject to a two year vesting schedule. The vesting schedules may be accelerated in the event of the retirement, disability or death of the participant, or a change in control of the Company. The acceleration of vesting avoids a forfeiture of the economic benefit of the option and restricted stock units, which is fair and reasonable given the nature of the events triggering acceleration and current market conditions. The number of option shares and restricted stock units for each participant is determined based on a pre-determined value assigned to each employee’s position divided by the value of the stock or restricted stock unit at the time of grant. The Compensation Committee is responsible for the administration of the stock option plan with respect to officers and employee directors.

Chief Executive Officer Compensation

     Compensation for the Chief Executive Officer is structured the same as compensation for other senior management employees. As disclosed on the Summary Compensation Table of this proxy statement, Mr. Lawless’ compensation for 2006 consisted of a salary, a cash bonus, and the grant of options and restricted stock units under McCormick’s Long-Term Incentive Plan. Mr. Lawless also received a cash award under the mid-term incentive program.

     Submitted by:

          Compensation Committee

          Barry H. Beracha, Chairman (fiscal year 2006)
          William E. Stevens
          John P. Bilbrey

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of McCormick or any of its subsidiaries, and no member has any interlocking or insider relationships with McCormick which are required to be reported under applicable rules and regulations of the SEC.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by McCormick and its subsidiaries for services rendered during each of the fiscal years ended November 30, 2006, 2005 and 2004 to the Chief Executive Officer and each of the other four most highly compensated executive officers who were executive officers during the 2006 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 2006 fiscal year. These five executive officers are sometimes referred to as the named executive officers.

		Annual Compensation		Long Term Compensation
				Awards		Payouts
Name and Principal Position	Fiscal Year	(1) Salary ($)	(1) Bonus ($)	(2) Restricted Stock Units ($)	Securities Underlying Options (#)	(3) LTIP Payouts ($)	(4) All Other Compensation ($)

Robert J. Lawless	2006	1,026,628	2,266,000	842,702	98,500	1,632,529	8,400
Chairman of the Board &	2005	990,000	497,525	0	186,300	0	8,200
Chief Executive Officer	2004	980,000	1,029,544	0	295,740	2,417,472	8,000

Francis A. Contino	2006	505,340	608,400	328,500	38,400	459,324	8,400
Executive Vice President-	2005	481,800	141,825	0	72,600	0	8,200
Strategic Planning &	2004	460,533	313,867	0	115,320	695,583	8,000
Chief Financial Officer

Alan D. Wilson	2006	436,334	498,080	328,500	38,400	352,695	8,400
President & Chief	2005	381,581	187,300	0	55,100	0	8,200
Operating Officer	2004	325,510	299,700	0	87,420	294,909	8,000

Mark T. Timbie	2006	400,400	327,725	248,892	29,100	347,040	8,400
President – North American	2005	365,450	100,000	0	55,100	0	8,200
Consumer Foods	2004	323,647	221,900	0	87,420	150,476	8,000

Lawrence E. Kurzius	2006	321,639	334,714	248,892	29,100	124,155	8,400
President – Europe, Middle	2005	264,271	114,800	0	23,400	0	8,200
East & Africa	2004	253,156	127,930	0	40,000	0	4,550
____________________

(1)	Salary and/or bonuses deferred at the election of the named officer are included in the category and year they would have otherwise been reported had they not been deferred.

(2)	Restricted stock units are granted subject to a two year vesting schedule and dividends are not paid on unvested restricted stock units. As of November 30, 2006 the named executive officers’ held the following total number (and corresponding value) of restricted stock units. Values shown are the result of multiplying the Common Stock closing price on November 30, 2006, of $38.72, by the number of shares underlying the unvested restricted stock units as of that date. Mr. Lawless — 21,764 ($842,702); Mr. Contino — 8,484 ($328,500); Mr. Wilson — 8,484 ($328,500); Mr. Timbie — 6,428 ($248,892); and Mr. Kurzius — 6,428 ($248,892).

(3)	Amounts shown as “LTIP Payouts” were payments made upon completion of the three-year performance cycles ended November 30, 2006 and November 30, 2004 under the mid-term incentive program. Awards in 2004 were paid in shares of restricted stock of McCormick based on the stock price on November 30, 2004 and awards in 2006 were paid in cash. No awards were made in fiscal 2005 because no performance cycle ended on November 30, 2005.

(4)	These amounts were paid or accrued under McCormick’s 401(k) Retirement Plan for the accounts of such individuals. The stated figures represent McCormick’s matching contribution of employee contributions to the Plan.

COMPENSATION OF DIRECTORS

     Fees paid to each director who is not an employee of McCormick consists of an annual retainer of $45,000 and a meeting fee of $1,500 for each Board meeting attended. Directors who serve on Board Committees, but who are not chairs of a Committee, also receive $1,200 for each Committee meeting they attend and an additional annual retainer of $2,500. Directors who serve as Committee Chairs receive $1,500 for each Committee meeting attended and an additional annual retainer of $10,000. Under the Directors’ Non-Qualified Stock Option Plan, non-employee directors are granted options each year for 2,500 shares of Common Stock and 2,500 shares of Common Stock Non-Voting. In addition, each non-employee director is awarded 2,000 restricted stock units on an annual basis under McCormick’s Long-term Incentive Plan. The restricted stock units vest if the Director serves on McCormick’s Board for approximately one year from the date of grant. Directors who are employees of McCormick receive no fees for services rendered as a Director.

PENSION PLAN TABLE

     The following tables show the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

     Pension Plan for Employees with a Date of Participation Prior to December 1, 2001:

Average Compensation	Years of Service
	10 Years	15 Years	20 Years	25 Years	30 Years
$400,000	$66,238	$99,357	$132,477	$165,596	$198,715
$600,000	$101,038	$151,557	$202,077	$252,596	$303,115
$800,000	$135,838	$203,757	$271,677	$339,596	$407,515
$1,000,000	$170,638	$255,957	$341,277	$426,596	$511,915
$1,200,000	$205,438	$308,157	$410,877	$513,596	$616,315
$1,500,000	$257,638	$386,457	$515,277	$644,096	$772,915
$1,800,000	$309,838	$464,757	$619,677	$774,596	$929,515
$2,000,000	$344,638	$516,957	$689,277	$861,596	$1,033,915
$2,200,000	$379,438	$569,157	$758,877	$948,596	$1,138,315
$2,500,000	$431,638	$647,457	$863,277	$1,079,096	$1,294,915

     Pension Plan for Employees with a Date of Participation On or After December 1, 2001:

Average Compensation	Years of Service
	2 Years	5 Years	10 Years	15 Years	20 Years
$400,000	$7,200	$18,000	$36,000	$54,000	$72,000
$600,000	$10,800	$27,000	$54,000	$81,000	$108,000
$800,000	$14,400	$36,000	$72,000	$108,000	$144,000
$1,000,000	$18,000	$45,000	$90,000	$135,000	$180,000
$1,200,000	$21,600	$54,000	$108,000	$162,000	$216,000
$1,500,000	$27,000	$67,500	$135,000	$202,500	$270,000
$1,800,000	$32,400	$81,000	$162,000	$243,000	$324,000
$2,000,000	$36,000	$90,000	$180,000	$270,000	$360,000
$2,200,000	$39,600	$99,000	$198,000	$297,000	$396,000
$2,500,000	$45,000	$112,500	$225,000	$337,500	$450,000

     McCormick’s Pension Plans are defined benefit, non-contributory plans. A majority of the employees of McCormick and participating subsidiaries are eligible to participate in the Plans upon completing one year of service and attaining age 21. The Plans provide benefits (which are reduced by an amount equal to 50% of the participant’s social security benefit for those employees who were participants before December 1, 2001) based on the participant’s years of service and highest average compensation over a period of five consecutive years, as defined in the Plan.

     McCormick’s Supplemental Executive Retirement Plan (SERP) was adopted to provide a limited group of senior executives who are age 50 and older with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. The supplement also includes a significant portion of the senior executives’ bonuses in the calculation of pension benefits. The supplement further provides that if a senior executive with Company service outside the U.S. retires after having served at least three years immediately preceding retirement in the U.S., all of the executive’s years of Company service, including years of service with foreign subsidiaries of McCormick, will be counted in calculating pension benefits. The senior executives included in the supplement are Messrs. Lawless, Contino, and Timbie.

     For purposes of calculating the United States pension benefit, the average of the highest five consecutive 12-month periods of compensation for the named executive officers in the Summary Compensation Table in this proxy statement as of November 30, 2006 is as follows: Mr. Lawless — $1,925,838; Mr. Contino — $764,056; Mr. Wilson — $610,525; Mr. Timbie — $440,541 and Mr. Kurzius — $518,474. The years of credited service for these executives as of the same date (including, for Mr. Lawless’ service with foreign subsidiaries of McCormick) are: Mr. Lawless — 29; Mr. Contino — 9; Mr. Wilson — 13; Mr. Timbie — 10; and Mr. Kurzius — 2.

     In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment.

STOCK OPTIONS
OPTION GRANTS IN LAST FISCAL YEAR

     During the last fiscal year, McCormick granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by McCormick’s stockholders. Included among the option grants were the following grants to the named executive officers:

	Individual Grants (1)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($) (2)

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in Fiscal Year	Exercise or Base Price ($/Shares)	Expiration Date

					5%	10%
Robert J. Lawless	98,500	18.9%	32.83	02/28/2016	$2,033,691	$5,153,773
Francis A. Contino	38,400	7.4%	32.83	02/28/2016	$792,830	$2,009,186
Alan D. Wilson	38,400	7.4%	32.83	02/28/2016	$792,830	$2,009,186
Mark T. Timbie	29,100	5.6%	32.83	02/28/2016	$600,816	$1,522,587
Lawrence E. Kurzius	29,100	5.6%	32.83	02/28/2016	$600,816	$1,522,587
____________________

(1)	The stock options are exercisable as follows: none of the shares subject to the option may be purchased during the first year of the option; not more than 25% of the shares subject to the option may be purchased during the second year of the option; not more than 50% of the shares subject to the option may be purchased during the third year of the option, less any shares for which the option may have been previously exercised; not more than 75% of the shares subject to the option may be purchased during the fourth year of the option, less any shares for which the option may have been previously exercised; and 100% of the shares subject to the option may be purchased, less any shares for which the option may have been previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. All stock options granted under the stock option plans become fully exercisable in the event of a change in control of McCormick. Approximately 37 employees of McCormick were granted options under McCormick’s option plans during the past fiscal year. As discussed in the Report on Executive Compensation, beginning in 2006 a combination of stock options and restricted stock units were granted in lieu of our traditional stock option-only program. Under the new program 282,570 restricted stock units were granted to 491 employees in the past fiscal year.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates set by the SEC, and therefore are not intended to forecast future appreciation, if any, in the price of McCormick Common Stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation assume that the price of McCormick Common Stock increases $20.65 and $52.32 per share, respectively, over the 10-year term of the options. If the named executives realize these values, McCormick’s stockholders will realize aggregate appreciation in the price of the approximately 130.2 million shares of McCormick Common Stock and Common Stock Non-Voting outstanding as of December 29, 2006 of approximately $2.7 billion and $6.9 billion, respectively, over the same period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     During the last fiscal year, McCormick’s named executive officers in the Summary Compensation Table exercised certain options granted to them in prior years. Those option exercises and the remaining unexercised options of November 30, 2006 are summarized as follows:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	(1) Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable

Robert J. Lawless	0	0	1,230,947/465,593	21,951,216/3,141,129
Francis A. Contino	64,500	1,605,160	394,813/183,007	6,460,933/1,249,455
Alan D. Wilson	16,800	347,822	228,647/146,933	3,586,496/983,193
Mark T. Timbie	0	0	167,487/124,133	2,382,680/706,206
Lawrence E. Kurzius	0	0	55,851/76,649	514,365/456,892
____________________

(1)	The amounts shown are the result of calculating the difference of the McCormick closing stock price on November 30, 2006 of $38.72 and the exercise price of the options, multiplied by the number of shares underlying unexercised (exercisable/unexercisable) options as of that date.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2006:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	(1) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)	(b)	(c)
Equity Compensation Plans	Common Stock	Common Stock	Common Stock
approved by security holders (2)	11,613,785	$25.13	5,611,051
	Common Stock	Common Stock	Common Stock
	Non-Voting	Non-Voting	Non-Voting
	4,168,827	$25.58	2,376,645

Equity Compensation Plans not	Common Stock	Common Stock	Common Stock
approved by security holders (3)	199,478	$28.66	1,038,188
	Common Stock	Common Stock	Common Stock Non-
	Non-Voting	Non-Voting	Voting
	66,557	$28.59	345,850

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	(1) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)	(b)	(c)
Total	Common Stock	Common Stock	Common Stock
	11,813,263	$25.19	6,649,239
	Common Stock	Common Stock	Common Stock Non-
	Non-Voting	Non-Voting	Voting
	4,235,384	$25.63	2,722,495
____________________

(1)	The weighted-average exercise price does not include the 279,804 shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(2)

Includes the 1997, 2001 and 2004 Stock Option Plans, the 2005 Employees Stock Purchase Plan, the 1991, 1999 and 2004 Directors Non-Qualified Stock Option Plans, the Directors’ Share Ownership Program and the 2004 Long-Term Incentive Plan.

(3)

Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 1997 and 2001 Stock Option Plans. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.

MID-TERM INCENTIVE PLAN

     The following table provides information on estimated future payouts under McCormick’s Mid-Term Incentive Plan to the named executive officers in the Summary Compensation Table, assuming the performance measures established for such payments are achieved. Under the Plan, performance measures are established by the Compensation Committee of the Board of Directors for sales growth and cumulative total shareholder return, assuming dividend reinvestment for each three-year performance cycle. The target for total shareholder return is measured against the total shareholder return of other companies in a peer group selected by the Committee. The current performance cycle (Cycle V) commenced on December 1, 2005 and ends on November 30, 2008. The maximum payout to any one individual cannot exceed the market value of 200,000 shares of McCormick Common Stock.

	Performance or Other Period Until Maturation or Payout
		Estimated Future Payouts under Non-Stock Price Based Plans ($)
Name		Threshold	Target	Maximum
Robert J. Lawless	12/1/2005 – 11/30/2008	772,500	3,090,000	6,180,000
Francis A. Contino	12/1/2005 – 11/30/2008	252,178	1,008,711	2,017,422
Alan D. Wilson	12/1/2005 – 11/30/2008	296,354	1,185,417	2,370,834
Mark T. Timbie	12/1/2005 – 11/30/2008	197,917	791,667	1,583,334
Lawrence Kurzius	12/1/2005 – 11/30/2008	116,250	465,000	930,000

PERFORMANCE GRAPH — SHAREHOLDER RETURN

     Set forth below is a line graph comparing the yearly change in McCormick’s cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on McCormick’s Common Stock with (1) the cumulative total return of the Standard & Poor’s 500 Stock Price Index, assuming reinvestment of dividends, and (2) the cumulative total return of the Standard & Poor’s Food Products Index, assuming reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among McCormick & Co., Inc., The S & P 500 Index
And The S & P Packaged Foods & Meats Index

     The graph assumes that $100 was invested on December 2001 in McCormick Common Stock, the Standard & Poor’s 500 Stock Price Index and the Standard & Poor’s Food Products Index, and that all dividends were reinvested through November 30, 2006, the end of McCormick’s past fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires McCormick’s directors and officers, and persons who own more than 10 percent of a registered class of McCormick’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. On February 28, 2006, the following executive officers were each awarded certain stock options and restricted stock units pursuant to McCormick’s 2004 Long-Term Incentive Plan: Messrs. Lawless, Beard, Contino, Kelly, Langmead, Skelton, Timbie, Wilson and Ms. Weatherholtz. Due to administrative error in filing the reports on Form 4 for such transactions, the reports were not filed until March 13, 2006. On November 7, 2005, 31.356 shares of the Company’s Common Stock were sold on behalf of Mr. Paul Beard, by the administrator of McCormick’s Profit Sharing Plan pursuant to investment instructions provided by Mr. Beard to the plan administrator. The plan administrator failed to report such sale until several months later. A report on Form 4 was filed for such transaction on July 18, 2006. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2006, no other officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

PROPOSAL TWO
2007 EMPLOYEES STOCK PURCHASE PLAN

     Since 1966 it has been the policy of the Company to make available to virtually all of its employees the opportunity to purchase shares of the Company’s stock through employees stock purchase plans. Since the Board of Directors believes that these plans have been successful in achieving their purposes, a new employees stock purchase plan is being submitted to the stockholders at this time.

     On January 23, 2007, the Board of Directors adopted the “2007 Employees Stock Purchase Plan,” (the “ESPP”) which is designed to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) for employee stock purchase plans. The following is a summary of the principal features of the ESPP. This summary is qualified in its entirety by the more detailed terms and conditions of the ESPP, a copy of which is attached as Exhibit A to this proxy statement. If the ESPP is not approved by the required vote of stockholders by January 23, 2008, it will terminate. The Company intends to file a registration statement under the Securities Act of 1933, as amended, to register the shares to be issued pursuant to the exercise of options granted under the ESPP.

     Participation in the ESPP is limited to persons who on April 2, 2007 are employees of the Company and designated subsidiaries and, with stated exceptions, all such employees are eligible to participate. It is estimated that approximately 4,500 employees will be eligible to participate in the ESPP.

     Under the ESPP, options are to be granted on April 2, 2007 to each eligible employee to purchase as many shares of Common Stock Non-Voting of the Company as can be purchased with approximately 10% of each employee’s annual base pay. Each eligible employee may elect to purchase all or a portion of such shares. Failure to make such election by April 30, 2007 will result in termination of the option.

     The purchase price per share is the closing price of the Company’s Common Stock Non-Voting on the New York Stock Exchange for either April 2, 2007 or for the date of exercise, whichever price is lower. Payment for all shares purchased will be made through payroll deductions over a 24-month period beginning on the first pay date in June 2007. After payroll deductions have begun, an employee can exercise his or her option for the number of shares that may then be purchased at the purchase price with all or part of the amount (excluding interest) then credited to his or her account, withdraw in cash any amount that remains credited in such account after such purchase, and terminate his or her option to purchase any additional shares under the ESPP. Interest on all such amounts will accrue at the rate of 2% per year, and will be paid to the employees after completion of payment for their shares or upon prior withdrawal from the ESPP.

     Subject to certain limitations set forth in the ESPP, employees are permitted, at any time prior to May 31, 2009, to terminate their payroll deductions, to reduce the number of shares they are purchasing, to exercise their options in part, or to withdraw all or part of the balance in their accounts, with interest.

     The ESPP also contains provisions governing the rights and privileges of employees or their representatives in the event of termination of employment, retirement, severance, lay-off, disability, death or other events. Shares purchased under the ESPP will be delivered as soon as practicable after May 31, 2009, or on such earlier date as the employee elects to purchase. No employee or his or her legal representative will have any rights as a stockholder with respect to any shares to be purchased until the purchase price for the shares has been paid in full and the shares have been issued.

     The ESPP contemplates that all funds paid by employees will be under the control of the Company and may be used for any corporate purpose.

     The Management Committee (comprised of a limited number of our senior officers), or such other employee(s) as they may designate, will be responsible for the administration of the ESPP. The determinations of the plan administrator with respect to any questions arising under the ESPP will be final and binding.

     U.S. Federal Income Tax Consequences. The Company has been advised by counsel that participants will not recognize income for federal income tax purposes upon the grant of options under the ESPP and that if a participant acquires shares upon the exercise of an option under the ESPP, under U.S. tax law, the participant will not recognize income, and the Company will not be allowed a deduction as a result of such exercise, if the following conditions are met: (i) the ESPP is approved by the stockholders of the Company on or before January 23, 2008; (ii) at all times during the period beginning with the grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of the Company or subsidiary of the Company; and (iii) the participant does not dispose of the shares within two years after the grant of the option or within one year after the transfer of the shares to the participant. If the participant disposes of such shares after compliance with the conditions set forth above, any amount realized over the price paid for the shares will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the disposition. If the conditions in clauses (i) and (ii) are not met, the participant will, upon the exercise of the option, recognize compensation income equal to the excess (if any) of the value of the shares on the exercise date over the purchase price. If the conditions in clauses (i) and (ii) are met, but the condition in clause (iii) is not met, the participant will, upon disposition of the shares, recognize compensation income equal to the excess of the value of the shares on the exercise date over the purchase price, and any additional gain that the participant realizes on the disposition of the shares will be treated as capital gain. In general, compensation income will be subject to income tax at regular income tax rates. If the participant is treated as having received compensation income, the Company or a subsidiary of the Company generally will be allowed a deduction in the same amount.

     The Company has been further advised by counsel that the interest accrued on an employee’s stock purchase account will be taxable income to such employee and a corresponding deduction will be allowed to the Company or a subsidiary of the Company.

     The following table shows the estimated maximum number of shares of Common Stock Non-Voting that each listed person, and each listed group, will be entitled to acquire in accordance with the provisions of the ESPP (based on the stock price in effect on January 31, 2007 of $39.04). The dollar value represents the amount of base pay that may be used to acquire shares under the ESPP. The number of shares represents the maximum number of shares of Common Stock Non-Voting which may be purchased by such individual or group at the January 31, 2007 stock price with the dollar value.

NEW PLAN BENEFITS - 2007 EMPLOYEES STOCK PURCHASE PLAN

Name and Position	Value of Shares (1) ($)	Number of Shares (1) (#)

Robert J. Lawless	not eligible to	not eligible to
Chairman of the Board & Chief Executive Officer	participate (2)	participate (2)
Francis A. Contino	$50,000	1,280
Executive Vice President- Strategic Planning & Chief Financial Officer
Alan D. Wilson	$50,000	1,280
President and Chief Operating Officer
Mark T. Timbie	$45,000	1,153
President – North American Consumer Foods
Lawrence E. Kurzius	$38,000	974
President – Europe, Middle East & Africa
Executive Officer Group (10 persons)	$334,671	8,574
Non-Executive Director Group (8 persons)	not eligible to	not eligible to
	participate	participate
Non-Executive Officer/Employee Group	$26,465,329	677,902
(approximately 4,500 persons)
____________________

(1)	The maximum dollar value under the ESPP for any participant is $50,000.

(2)	Mr. Lawless is not eligible to participate in the ESPP because his ownership of Common Stock of the Company, including shares subject to options issued to Mr. Lawless, exceeds 5% of the outstanding voting shares.

     The ESPP provides that a maximum of 700,000 shares of the Company’s Common Stock Non-Voting may be issued under the ESPP. Based on the closing price of the shares of the Company’s Common Stock Non-Voting on January 31, 2007, it is estimated that this will be sufficient to allow each eligible employee to elect to purchase the full number of shares covered by the options granted. On the basis of the closing price of the shares of the Company’s

Common Stock Non-Voting on January 31, 2007, it is estimated that a maximum of 686,476 shares will be required if each eligible employee elects to participate to the full extent of his or her option. The ESPP provides for adjustments in the case of certain changes in the Company’s capital structure.

     Required Vote of Stockholders. The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock of McCormick present in person or by proxy at a meeting at which a quorum is present is required to approve the 2007 ESPP.

     The Board of Directors recommends that stockholders vote FOR the approval of the ESPP.

REPORT OF AUDIT COMMITTEE AND
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

     The responsibilities of the Audit Committee are defined in a charter, which has been approved by the Board of Directors of McCormick. The Committee’s Charter is available at McCormick’s website at www.mccormick.com under “Our Company — Investors” and then “Board Committee Charters.” Among other things, the Charter charges the Committee with the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed the matters which are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), with McCormick’s Independent Registered Public Accounting Firm. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from McCormick’s Independent Registered Public Accounting Firm, and has discussed the Independent Registered Public Accounting Firm’s independence with them. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

     Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for McCormick’s fiscal year ended November 30, 2006.

     The members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards and applicable SEC rules.

Audit Committee
James T. Brady, Chairman
J. Michael Fitzpatrick
Michael D. Mangan

Fees of Independent Registered Public Accounting Firm

Audit Fees

     The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $4.1 million. For the 2005 fiscal year, such fees were $4.1 million.

Audit Related Fees

     The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $1,000,000, and for the 2005 fiscal year were approximately $900,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, audits and consultations in connection with dispositions, assistance with internal control documentation and information systems audits. McCormick discontinued utilizing its Ernst & Young LLP as its internal auditors in July of 2002.

Tax Fees

     The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $500,000, and for the 2005 fiscal year were approximately $300,000. Tax services principally include tax compliance, tax advice and tax planning (including expatriate tax services).

All Other Fees

     No other professional services were rendered or fees billed by Ernst & Young LLP for the most recent fiscal year or for the 2005 fiscal year.

     The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval from the Audit Committee Chairman. Requests for services in excess of $250,000 require pre-approval from the entire Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at each Audit Committee meeting.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm of McCormick for the current fiscal year subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the Independent Registered Public Accounting Firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

     Required Vote of Stockholders. The affirmative vote of at least a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

     The Board of Directors recommends that stockholders vote FOR ratification.

OTHER MATTERS

     Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

VOTING PROCEDURES

     The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the election of each nominee, the approval of the 2007 ESPP and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote.

     Under current NYSE rules, the proposals to elect directors and to ratify the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Stockholders’ Meeting. In contrast, the proposal to approve the 2007 ESPP is a “non-discretionary” item.

This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on this proposal. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

     Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card.

     If your household receives a single set of disclosure documents for this year, and you would prefer to receive the duplicate copy, please contact McCormick’s transfer agent, Wells Fargo Bank, N.A., by calling their toll-free number, 800-468-9716 or writing the transfer agent at P.O. Box 64854, St. Paul, MN 55164-0854. McCormick will provide you with a duplicate copy promptly. If you share an address with another Company stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact McCormick’s transfer agent at the same telephone number or address.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Proposals of stockholders to be presented at the 2008 Annual Meeting must be received by the Secretary of McCormick on or before October 19, 2007 to be considered for inclusion in the 2008 proxy material. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick not later than the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.